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                                                              EXHIBIT 10(iii).5


                     AMERICAN BANKERS INSURANCE GROUP, INC.
                     NONQUALIFIED SUPPLEMENTAL BENEFIT PLAN
                   Amended and Restated as of January 1, 1999

                                   ARTICLE I

                               GENERAL PROVISIONS

         1.1 PURPOSE. This Plan is a nonqualified, unfunded, deferred compensation arrangement designed solely to equalize the total benefits certain key executives would have received under the American Bankers Insurance Group, Inc. Retirement Plan (the "ABIG Retirement Plan"), but for the limitations on benefits imposed by Section 415 of the Internal Revenue Code (as reflected in Section 7.01 of the ABIG Pension Plan). The Plan is intended to benefit the Company and its Affiliates by recognizing the value of the past or present services of the key executives covered by the Plan and to encourage them to continue careers with the Company or its Affiliates.

         1.2 CONSTRUCTION. The Compensation Committee shall have the power, authority, and discretion to construe and interpret the provisions of this Plan. This Plan is intended to constitute an unfunded "excess benefit plan" within the meaning of Section 3(36) of ERISA, and any construction of this Plan or its provisions shall be consistent with such intent.

         1.3 NATURE OF THE PLAN. The adoption of this Plan and any setting aside of amounts by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust. Legal and equitable title to any funds so set aside shall remain in the Company, and any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Company, present and future and the payment shall be made under this Plan unless the Company is then solvent. This provision shall not require the Company to set aside any funds, but the Company may set aside such funds if it so chooses.

         1.4 EFFECTIVE DATE. This Plan shall be effective upon adoption by the Board.

                                   ARTICLE II
                                  DEFINITIONS

         2.1 "ABIG Retirement Plan" shall mean the American Bankers Insurance Group, Inc. Retirement and all amendments thereto. The ABIG Retirement Plan is hereby incorporated by reference into and shall be a part of this Plan. The ABIG Retirement Plan, whenever referred to in the Plan, shall mean such ABIG Retirement Plan as it exists on the date any determination is made of benefits payable under this Plan.

         2.2 "Affiliate" shall mean any corporation or other business entity which is included in a controlled group of corporations within which the Company is also included, as provided in Section 414(b) of the Internal Revenue Code, or which has a trade or business under common control with the Company, as provided in Section 414(c) of the Internal Revenue Code, or which has been so designated by the Company for one or more purposes under the ABIG Retirement Plan.

         2.3      "Board" means the Board of Directors of the Company.


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         2.4 "Company" means American Bankers Insurance Group, Inc., a Florida corporation, and any successor corporation.

         2.5 "Compensation Committee" means the Planning and Compensation Committee of the Board. Any function exercisable by by such Committee may also be exercised by the Board or its Executive Committee.

         2.6 "Participant" means any executive officer of the Company or an Affiliate who is designated as a Participant by the Board as provided in
Article III.

         2.7 "Plan" means this American Bankers Insurance Group, Inc. Nonqualified Supplemental Plan and any amendments thereto.

                                  ARTICLE III
                        DESIGNATION OF PARTICIPANTS AND
                            ELIGIBILITY FOR BENEFITS

         3.1 DESIGNATION OF PARTICIPANTS. The Participants shall be those key employees of the Company and its Affiliates designated in writing from time to time by resolution of the Board as Participants in the Plan.

         3.2 ELIGIBILITY FOR BENEFITS. A Participant shall become eligible for benefits under this Plan if he is eligible for benefits under ABIG Retirement Plan and his benefits under the ABIG Retirement Plan are limited pursuant to
Section 415 of the Internal Revenue Code. In no event shall a person who is not entitled to benefits under the ABIG Retirement Plan be eligible for a benefit under this Plan.

                                   ARTICLE IV
                              RETIREMENT BENEFITS

         4.1 AMOUNT OF BENEFIT UNDER THIS PLAN. The benefit payable to a Participant or his beneficiary under this Plan should be the actuarial equivalent of the excess, if any, of:

         (a) The benefit which would have been payable to such Participant, or on his behalf, to his beneficiary under the ABIG Retirement Plan, if the provisions of the ABIG Retirement Plan were administered without regard to the annual retirement income limitations as set forth in Section 415 of the Internal Revenue Code and expressed in
             Section 7.01 of the ABIG Retirement Plan, except without limitation for years of credited service.

         (b) The benefit which is in fact payable to such Participant, or on his behalf, to his beneficiary or beneficiaries under the ABIG Retirement Plan.

         Benefits payable under this Plan to any recipient shall be computed in accordance with the foregoing and with the objective that such recipient should receive under the Plan and the ABIG Retirement Plan the total amount which would otherwise have been payable to that recipient solely under the ABIG Retirement Plan had not the provisions of Section 415 of the Code and Section
7.01 of the ABIG Retirement Plan been applicable thereto.



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         4.2 FORM OF BENEFITS. Except as provided in Section 4.2(a), the benefits under this Plan shall be paid in the same form as, and coincident with, the payment of pension benefits from the ABIG Retirement Plan. Designations of beneficiaries and elections relating to optional forms of payment, made by the employee for purposes of the ABIG Retirement Plan, shall be equally applicable to this Plan. Benefits payable to recipients under this Plan shall cease to be payable at the same time as benefits payable from the ABIG Retirement Plan to such recipient shall cease, or at such earlier time as the limitations under Section 415 of the Code are no longer applicable.

         4.2(a) An eligible Participant, who previously was elected otherwise upon attaining Normal Retirement Age, may opt to have his or her benefit under the Plan provided in the form of (1) an immediate single life annuity (or an equivalent joint and survivor annuity) purchased from a domestic life insurer with an AM Best Rating of A- or higher, or (2) a single cash payment which is the actuarial equivalent of a single life immediate annuity which would pay the benefits otherwise provided to the Participant under the Plan.

         4.3 SOURCE OF BENEFITS. Except as provided in Section 4.3(a), benefits under this Plan shall not be prefunded, but shall be payable by the Company as and when they become due as provided herein, and the Participant's interest in his benefits under this Plan (and the interest of any beneficiary) shall not be greater than that of an unsecured creditor of the Company from its own funds, and such payments shall not (i) impose any obligation upon the trust fund under the ABIG Retirement Plan; or (ii) be paid from the trust fund under the ABIG Retirement Plan; or (iii) have any effect whatsoever upon the ABIG Retirement Plan the payment of benefits from the trust fund under the ABIG Retirement Plan. No employee or his beneficiary or beneficiaries shall have title to or beneficial ownership in any assests which the Company may earmark to pay benefits hereunder.

         4.3(a) An eligible Participant, upon attaining Normal Retirement Age, who previously has elected otherwise, may opt to have his or her benefit under the Plan provided in the form of (1) an immediate single life annuity (or an equivalent joint and survivor annuity) purchased from a domestic life insurer with an AM Best Rating of A- or higher, or (2) a single cash payment which is the actuarial equivalent of a single life immediate annuity which would pay the benefits otherwise provided to the Participant under the Plan.

                                   ARTICLE V
                           AMENDMENT AND TERMINATION

         5.1 AMENDMENT AND TERMINATION. The Board may at any time, or from time to time, amend this Plan in any respect or terminate this Plan without restriction and without consent of any Participant or beneficiary; provided that any such amendment or termination shall not affect or impair any benefits then being paid to Participants under the Plan as determined prior to such amendment or termination. In the event of a termination, the Company shall remain obligated to pay benefits to those Participants in the Plan on the date of such termination, to the extent such benefits would be otherwise payable, determined on the basis that each participating employee's presumed retirement date was as of the date the Plan was terminated.


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                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

         6.1 PLAN ADMINISTRATION. The general administration of this Plan shall be the responsibility of the Compensation Committee which is hereby authorized, in its discretion, to delegate said responsibilities to an administrator or administrative committee. The Compensation Committee shall have all such powers as may be necessary to discharge their duties relative to the administration of the Plan, including but not limited to the power to interpret and construe the Plan, to decide any dispute arising hereunder, and to determine the right of any employee with respect to benefits payable under the Plan. No member of the Compensation Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to willful misconduct or lack of good faith. Members of the Compensation Committee shall not participate in any action or determination regarding their own benefits payable hereunder. Decisions of such Committee made in good faith shall be final, conclusive, and binding upon all parties.

         6.2 NO GUARANTEE OF EMPLOYMENT. Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Company or any Affiliate, or to interfere with the rights of any such employer to discharge any individual at any time, with, or without cause, except as may be otherwise agreed in writing or provided by applicable law.

         6.3 NON-ALIENATION OF BENEFITS. No interest of a Participant in this Plan and no benefit payable hereunder may be sold, transferred, assigned, pledged, mortgaged, hypothecated, or encumbered in any manner, and any attempt to sell, transfer, assign, pledge, mortgage, hypothecate, or encumber the same shall be null, void and of no force or effect. Except to the extent required by applicable law, no benefit hereunder shall be subject to legal process or attachment for the payment of any claims of a creditor of a Participant or beneficiary. Neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy, except that no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to the Company or any Affiliate by Participant with respect to whom such amount would otherwise be payable shall have been fully paid and satisfied.

         6.4 GOVERNING LAW. The Provisions of this Plan shall be construed according to the laws of the State of Florida.

         6.5 GENDER AND NUMBER. The masculine pronoun wherever used shall include the feminine. Wherever any words are used herein in the singular, they shall be construed as though they were also used in the plural in all cases where they shall so apply.

         6.6 TITLES AND HEADINGS. The titles to articles and headings of sections of this Plan are for convenience of reference and in case of any conflict the text of the Plan, rather than such titles and headings, shall control.

         6.7 SUCCESSORS. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his heirs, executors, administrators and legal representatives.

         6.8 CALCULATIONS. Calculations of lump sum benefits under Section 4.2(a) under this Plan shall be made by utilizing the GATT Basis - 1983 GAM mortality table with a 5.99% discount rate.



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